Exhibit 21.1

List of Subsidiaries

LiveChain, Inc. (Nevada)

ReShape Costa Rica Sociedad de Responsabilidad Limited (Costa Rica)

ReShape Lifesciences Australia Pty Ltd (Australia)

ReShape Lifesciences Netherlands B.V. (Netherlands)

Vyome Therapeutics Limited (India)

Vyome Therapeutics, Inc. (Delaware)